CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
BLACKROCK GLOBAL DYNAMIC EQUITY FUND

This Certificate of Amendment to Certificate of Trust of BlackRock Global Dynamic Equity Fund (the “Trust”) is being executed for the purpose of amending the Certificate of Trust filed with the Office of the Secretary of State of the State of Delaware on April 22, 2005 pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.          The name of the Trust is BlackRock Global Dynamic Equity Fund.

2.          The name of the Trust is hereby changed to BlackRock Long-Horizon Equity Fund.

3.          This Certificate of Amendment shall become effective on October 15, 2012.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811 of the Act.

/s/ Paul L. Audet________________
Name:  Paul L. Audet
Title:    Trustee